August 16, 2019

William Casey McManemin
Chairman, Chief Executive Officer and Manager
Dorchester Minerals, L.P.
3838 Oak Lawn Avenue, Suite 300
Dallas, TX 75219

       Re: Dorchester Minerals, L.P.
           Registration Statement on Form S-3
           Filed August 12, 2019
           File No. 333-233220

Dear Mr. McManemin:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Irene Barberena-Meissner, Staff Attorney, at 202-551-6548 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Natural
Resources